Exhibit 16.1

November 26, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 26, 2014, of Qorvo, Inc. (formerly known as Rocky Holding, Inc.) and are in agreement with the statements contained in the third paragraph on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Charlotte, North Carolina